EXHIBIT 10.14



                   RESTRICTED STOCK AGREEMENT


        Agreement made this 4th day of August, 1982, as amended and restated on November 1, l983, February 18, 1987, November 30,
1988, and February 19, 1990, by and between The Coca-Cola
Company, a Delaware corporation (the "Company"), and Roberto C.
Goizueta of Atlanta, Georgia (the "Executive"):

        WHEREAS, Executive is Chairman of the Board and Chief
Executive Officer of the Company and has for many years held executive positions with the Company or a subsidiary of the Company; and

        WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to ensure that the Chief Executive Officer of the Company has a significant ownership interest in the Company;

        NOW, THEREFORE, in order to effectuate their mutual desires, purposes and intentions, the Company and the Executive agree as follows:

     1. Subject to the provisions of this Agreement, the Company will cause to be issued in the name of the Executive Eighteen Thousand (18,000) shares of Common Stock, par value $1, ("Stock") (54,000 as adjusted for the three for one stock split on June 16, 1986), of the Company (the "Restricted Shares").

     2. The Restricted Shares shall be initially delivered to the Company, and the Company shall thereafter deliver the Restricted
Shares to the Executive upon the terms and conditions hereinafter set forth.

     The Restricted Shares will be delivered to the Executive, or, in the case of his death, the beneficiary designated by the Executive in a letter to the Company, or, if such beneficiary is deceased or if no beneficiary has been designated, the executor or administrator of his estate, on the business day
(the "Delivery Date") following the date on which the Executive "retires", as hereinafter defined, from employment with the Company or a subsidiary of the Company or becomes permanently disabled or dies or the date on which a "Change in Control" occurs. "Retires" means the Executive's voluntarily leaving the employ of the Company or a subsidiary of the Company on a date on which he is eligible for an immediately payable benefit pursuant to the Company's Supplemental Retirement Plan as in effect on November 20, 1988. A "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on November 15, 1988, provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the Stock shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.

     3. The Restricted Shares shall only be delivered to the Executive, or, in the case of his death, the beneficiary designated by the Executive in a letter to the Company, or, if such beneficiary is deceased or if no beneficiary has been designated, the executor or administrator of his estate, on the Delivery Date if the Executive, on the day on which he retires from employment with the Company or a subsidiary of the Company or becomes permanently disabled or dies, or upon a Change in Control, is, and has continuously been since August 4, 1982, employed by the Company or a subsidiary of the Company.

     4. Until the Restricted Shares are delivered in accordance with the terms hereof, such shares shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of. The restrictions on disposition of such shares as set forth in paragraphs 2, 3 and 4 are hereinafter referred to as the "Restrictions."

     5. Until the Restricted Shares are delivered in accordance with the terms hereof, each certificate representing the Restricted Shares shall have imprinted or stamped thereon an appropriate legend describing the Restrictions contained in this Agreement with respect to the Restricted Shares. The Executive shall deposit with the Company stock powers or other instruments of transfer, appropriately endorsed in blank, corresponding to each certificate for Restricted Shares.

     6. Except for the Restrictions on the Restricted Shares, from the date of this Agreement, the Executive shall, with respect to all the Restricted Shares, have all the rights of a stockholder of the Company, including the right to vote the Restricted Shares and to receive all dividends and other distributions paid with respect to such shares. In the event that the Restricted Shares, as a result of a stock split or stock dividend or combination of shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Restricted Shares shall be appropriately adjusted to reflect such change. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

     7. Upon the death, disability or retirement of the Executive, or upon a Change in Control, the Restrictions shall lapse.

     8. In the event that the Executive shall cease to be employed by the Company for any reason other than death, disability or retirement prior to a Change in Control or shall attempt to dispose of any Restricted Shares in violation of the provisions of paragraph 4, the Restricted Shares shall immediately be transferred back to and become the property of the Company.

     9. On the business day following the Delivery Date, the Company shall pay the Executive, or, in the case of his death, the beneficiary designated by the Executive in a letter to the Company, or, if such beneficiary is deceased or if no beneficiary has been designated, the executor or administrator of his estate, cash in an amount not in excess of the Federal, state and local taxes arising as a result of the fair market value of such Restricted Shares and the cash amount being included in income for Federal, state and local income tax purposes. Any such amount shall be reduced by any taxes required to be withheld with respect to the Restricted Shares and such cash amount. The fair market value of such Restricted Shares shall be the average of the high and low trading prices for the Common Stock of the Company on The New York Stock Exchange, as reported in the consolidated transaction reporting system on the Delivery Date, or, if such Common Stock was not traded on that date, the most recent previous date on which such Common Stock was traded.

     10. Nothing in this Agreement shall be construed to constitute or be evidence of an agreement or understanding, express or implied, on the part of the Company to employ or retain the Executive for any specific period of time.

     11. If the Delivery Date falls on a weekend or a legal holiday, the delivery of Restricted Shares pursuant to paragraph 2 and the payment of cash pursuant to paragraph 9 shall be made on the next succeeding business day.

     IN WITNESS WHEREOF, the undersigned have each caused this Agreement, as amended, to be executed on their respective behalfs, as of the 19 day of February, 1990.

                              THE COCA-COLA COMPANY

                              By: /s/ A. Garth Hamby
                                 A. Garth Hamby
                                 Executive Vice President


                                /s/ Roberto C. Goizueta
                                    Roberto C. Goizueta